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                                                                     EXHIBIT (P)



                        DRIEHAUS CAPITAL MANAGEMENT, INC.
                         DRIEHAUS SECURITIES CORPORATION
                              DRIEHAUS MUTUAL FUNDS
                DRIEHAUS CAPITAL MANAGEMENT (PRAGUE) SPOL. S.R.O.
                       DRIEHAUS CAPITAL MANAGEMENT, L.L.C.

                                 CODE OF ETHICS

STATEMENT OF GENERAL POLICY

         Driehaus Capital Management, Inc., Driehaus Securities Corporation, Driehaus Capital Management (Prague) spol. s.r.o. and Driehaus Capital Management, L.L.C. (collectively, the "Firm") seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in the Driehaus Mutual Funds is something that is highly valued and must be protected. As a result, any activity that creates even the suspicion of misuse of material non-public information by the Firm or any of its Employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to the Fund, or which creates any actual or potential conflict of interest between the Fund and the Firm or any of its Employees or even the appearance of any conflict of interest must be avoided and is prohibited. At the same time, the Firm believes that individual investment activities by its officers and Employees should not be unduly prohibited or discouraged.

         Rule 17j-1 under the Investment Company Act of 1940 requires that the Fund, the Adviser and principal underwriter adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined therein) from engaging in any act, practice or course of business prohibited by paragraph
(b) of such Rule. Accordingly, this Code of Ethics (the "Code") has been adopted to ensure that those who have knowledge of the Fund's transactions will not be able to act thereon to the disadvantage of the Fund. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Fund, the Firm and persons connected with them.

1.       DEFINITIONS OF TERMS USED

         (a) "Access Persons" means (i) any director, trustee or officer of the Fund or the Adviser; (ii) any director or officer of DSC who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities; (iii) any employee of the Fund or the Firm who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (iv) any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.


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         (b)  "Adviser" means Driehaus Capital Management, Inc.

         (c) "Advisory Board Member" means any individual serving as a member of an Advisory Board appointed by the Board of Trustees of the Fund.

         (d) "Beneficial interest" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Firm Employee will be assumed to have a pecuniary interest, and therefore, beneficial interest or ownership, in all securities held by the Employee, the Employee's spouse, all minor children, all dependent adult children and adults sharing the same household with the Employee (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner, corporations in which they are a controlling shareholder, except any investment company, mutual fund trust or similar entity registered under applicable U.S. or foreign law, or any other similar arrangement. Any questions an Employee may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Firm's General Counsel.

         (e) "Beta Testing Accounts" are accounts that are operated to test new investment strategies and styles and are funded by the Adviser and/or Employees.

         (f) "Bunched" means orders that are aggregated together and placed and executed as one order. Multiple brokers, ECNs and executions may be necessary to complete the order.

         (g) "Considering for purchase or sale" shall mean when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation to the portfolio manager to purchase or sell has been made or communicated by an analyst at the Adviser and, with respect to the analyst making the recommendation, when such analyst seriously considers making such a recommendation.

         (h)  "Covered Security" shall have the meaning set forth in
              Section 2(a)(36) of the Investment Company Act of 1940, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, except that it shall not include securities which are direct obligations of the Government of the United States, shares issued by registered open-end investment companies, bankers' acceptances, bank certificates of





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              deposit or commercial paper and high quality short-term debt instruments, including repurchase agreements.

         (i) "Disinterested Trustee" means any trustee of the Fund who is not an interested person of the Adviser or DSC, is not an officer of the Fund and is not otherwise an "interested person" of the Fund as defined in the Investment Company Act of 1940.

         (j) "DSC" means Driehaus Securities Corporation, the principal underwriter of the Fund.

         (k) "Employee" means any person employed by the Firm, whether on a full or part-time basis, and all officers, shareholders and directors of the Firm.

         (l) The "Ethics Committee" shall consist of the General Counsel of the Firm and two other members appointed by the General Counsel.

         (m)  "Fund" means the Driehaus Mutual Funds.

         (n) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Securities Exchange Act.

         (o) "Investment Personnel" means any employees of the Fund or the Adviser (or any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund. Investment Personnel also includes any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

         (p) "Knowingly/Knows/Knew" means (i) actual knowledge or (ii) reason to believe but shall exclude institutional knowledge, where there is no affirmative conduct by the Employee to obtain such knowledge, for example, querying the Firm's trading system or Investment Personnel.

         (q) "Limited Offering" includes private placements and means an offering that is exempt from registration under Section 4(2) or Section 4(6) under the Securities Act of 1933 or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

         (r) "Person" means any officer, trustee, director, member of an advisory board or employee of the Fund, or officer, director or employee of the Firm.

         (s) "Personal benefit" includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a





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              benefit for the Fund or any other company that adopts this Code of
              Ethics, as appropriate.

2.       TRANSACTIONS WITH THE CLIENTS

         No Person shall sell to, or purchase from, the Fund any security or other property (except merchandise in the ordinary course of business), in which such Person has or would acquire a beneficial interest, unless such purchase or sale involves shares of the Fund.

3.       DISCLOSURE OF INFORMATION

         (a) No Person shall discuss with or otherwise inform others of any actual or contemplated security transaction by the Fund except in the performance of employment duties or in an official capacity and then only for the benefit of the Fund, and in no event for personal benefit or for the benefit of others.

         (b) No Person shall release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as to any changes in Fund investments, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a prospectus, or (iii) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders are entitled by reason of provisions of the declaration of trust, by-laws, rules and regulations, contracts or similar documents governing the operations of the Fund.

4.       PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

         No Person shall seek or accept favors, preferential treatment, or any other personal benefit because of his or her association with the Fund, except those usual and normal benefits directly provided by the Fund.

         No Person shall accept any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such Person and the Fund. In addition, investment personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund. For purposes of this Code, de minimis is defined as reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety. Any questions regarding the receipt of any gift or other personal benefit should be directed to the General Counsel of the Firm.

5.       CONFLICTS OF INTEREST

         If any Person is aware of a personal interest that is, or might be, in conflict with the interest of the Fund, that Person should disclose the situation or transaction and the nature of the conflict to the Ethics Committee for appropriate consideration.







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6.       SERVICE AS A DIRECTOR

         Investment personnel are prohibited from serving on the boards of directors of for-profit corporations, business trusts or similar business entities, whether or not their securities are publicly traded, absent prior authorization by the Ethics Committee based upon a determination that the board service would be consistent with the interests of the Fund and that adequate procedures exist to ensure isolation from those making investment decisions.

7.       INSIDE INFORMATION

         Securities laws and regulations prohibit the misuse of "inside" or "material non-public" information when trading or recommending securities.

         Inside information obtained by any Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of the Fund or the Firm as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the General Counsel of the Firm.

         Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other material non-public information that could affect the price of a security.

         Fund and shareholder account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

8.       RESTRICTIONS ON PERSONAL SECURITY TRANSACTIONS

         No Person shall Knowingly take advantage of a corporate opportunity of the Fund for personal benefit, or take action inconsistent with such Person's obligations to the Fund. All personal securities transactions must be consistent with this Code of Ethics and must avoid any actual or potential conflict of interest or any abuse of any Person's position of trust and responsibility. The following rules variously apply to all accounts in which a Person has a beneficial interest:

         (a)  ALL EMPLOYEES:

              (1) Any transaction in a Covered Security in anticipation of a Fund's transaction ("frontrunning") is prohibited.

              (2) No Employee shall purchase or sell any Covered Security which such Employee Knows that the Firm, either is purchasing or selling, or is considering for purchase or sale, for a Fund until either a Fund's transactions have been completed or consideration of such transaction is abandoned, except that Employees may purchase or sell on the same day as a Fund provided that, (i) the Employee's order is Bunched with the Fund's order, (ii) the Fund is able to fully complete its order; and (iii) the




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                   Employee receives the average price for the transactions in that security for that day.

              (3) When an Employee does not Know if a Covered Security is under consideration by a Fund, an Employee may trade without first verifying whether a Covered Security is under consideration by a Fund and will not violate the Code. However, such Employee should disgorge any price advantage received by the Employee for trades within two business days of a Fund, either before or after a Fund, except where the Employee trade is: (i) bunched in accordance with Paragraph 8(a)(2) above; or (ii) the trade is executed in the same direction after the completion of the Fund trade (a buy after a Fund buy or a sell after a Fund sell); or (iii) an automatic rebalancing of the account as a result of certain cash withdrawals from a pooled vehicle.

         (b) INVESTMENT PERSONNEL: In addition to (a) above, no Investment Personnel shall directly or indirectly acquire a beneficial ownership in Limited Offering securities or securities in an Initial Public Offering without the prior consent of the Ethics Committee. Consideration will be given to whether or not the opportunity should be reserved for the Fund. The Ethics Committee will review these proposed investments on a case-by-case basis except for those circumstances in which advance general approval may be appropriate because it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Initial Public Offering or Limited Offering.

         (c) PORTFOLIO MANAGERS: In addition to (a) and (b) above, no Fund portfolio manager may buy or sell a Covered Security within seven days before or after the Fund portfolio that he or she manages trades in the Covered Security, except as permitted in subsection
              (a)(2) and (a)(3) above.

         (d) DISINTERESTED TRUSTEES: No Disinterested Trustee shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership or interest when the Disinterested Trustee Knows that securities of the same class are being purchased or sold or are being considered for purchase or sale by the Fund, until such time as the Fund's transactions have been completed or consideration of such transaction is abandoned.

         (e) RELATED INSTRUMENTS: When anything in this paragraph 8 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

         (f) BETA TESTING ACCOUNTS: Beta Testing Accounts in which Fund portfolio managers (in the aggregate) have a 5% or greater beneficial interest or which are managed by a Fund portfolio manager shall be treated for purposes of this Code






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              as being subject to the restrictions applicable to Fund portfolio managers in subsection (c) above. Beta Testing Accounts in which Employees have a beneficial interest, but in which Fund portfolio managers (in the aggregate) have less than a 5% beneficial interest and are not managed by a Fund portfolio manager, shall be treated for purposes of this Code as being subject to the restrictions applicable to Employees in subsection (a) above. Limited Offering securities and Initial Public Offering securities may not be purchased for Beta Testing Accounts without the prior consent of the Ethics Committee.

         (g) PROFIT SHARING PLANS: Profit sharing and other qualified plans for Employees shall be treated for purposes of this Code as being subject to the restrictions applicable to Employees in subsection
              (a) above, provided that Fund portfolio managers (in the aggregate) have less than a 5% beneficial interest in the plan and the plan is not managed by a Fund portfolio manager. Limited Offering securities and Initial Public Offering securities may not be purchased for profit sharing plans and other savings plans without the prior consent of the Ethics Committee.

         (h) DRIEHAUS ASSOCIATES FUND, L.P.: The Driehaus Associates Fund, L.P. ("Associates Fund"), an Illinois investment partnership, shall be treated for purposes of this Code as being subject to the restrictions applicable to Employees in subsection (a) above, provided that Fund portfolio managers (in the aggregate) have less than a 5% beneficial interest in the fund and the fund is not managed by a Fund portfolio manager. Limited Offering securities and Initial Public Offering securities may not be purchased for the Associates Fund without the prior consent of the Ethics Committee.

         (i) ADVISORY BOARD MEMBERS: No Advisory Board Member shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership or interest when the Advisory Board Member Knows that securities of the same class are being purchased or sold or are being considered for purchase or sale by the Fund, until such time as the Fund's transactions have been completed or consideration of such transaction is abandoned.

         (j) DISGORGEMENT: Any Employee who trades in violation of this paragraph 8 must unwind the trade or disgorge the profits.

         (k)  EXCEPTIONS:


              (1) Under unusual circumstances, such as a personal financial emergency, employee stock ownership plans, stock option plans, certain personal trusts or where it is determined that the purchase or sale is not inconsistent with this Code of Ethics or the provisions of Rule 17j-1, application for an exception may be made in advance to the Ethics Committee, which application may be granted or denied. To request Ethics Committee consideration of an exception, submit a written request containing details on your circumstances, reasons for the exception and exception requested.





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              (2)  Except as otherwise noted herein, this paragraph 8 shall not apply to transactions involving U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements and shares of registered open-end investment companies, non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemptions of securities.

              (3) This paragraph 8 shall not apply to transactions in an account in which an Employee has a beneficial interest that are the result of periodic automatic rebalancing of that account in order to bring the account into conformance with a model portfolio.

9.       REPORTING PROCEDURES

         Each applicable Person must follow these procedures for all securities or accounts in which he or she has a beneficial interest:

         (a)  REPORTS - ALL ACCESS PERSONS:


              (1) Broker confirms and statements: Each Access Person must provide to the Firm's General Counsel the names of all securities or commodities brokerage accounts in which that Access Person has a beneficial interest in Covered Securities. Before opening any brokerage account, each Access Person shall submit a completed Securities and Commodities Brokerage Account Report to the General Counsel of the Firm and must receive a letter approving the opening of the account. This letter must be provided to the brokerage firm. Each Access Person shall cause to be provided on a timely basis duplicate confirmations of all trades in Covered Securities referred to in this paragraph 9(a)(1) and copies of periodic statements for all securities accounts in which that Access Person has a beneficial interest in Covered Securities. Such Securities and Commodities Brokerage Account Reports, duplicate confirmations and periodic statements shall be directed to the General Counsel of the Firm.

                   To the extent that a security transaction in which an Access Person has any beneficial interest or ownership is not reported on brokerage confirms and statements, such transaction must be reported to the Firm's General Counsel as part of the quarterly transactions report set forth in paragraph 9(a)(2).

              (2) Each Access Person shall provide a holdings report within 10 days after becoming an Access Person -- an "Initial Holdings Report" and annually thereafter -- an "Annual Holdings Report."(1) The Annual Holdings Report

-------------------

(1) For Persons who are Access Persons at the time of the initial adoption of this Code, they shall provide their Initial Holdings Report reflecting holdings as of December 31, 2000 no later than January 30, 2001.








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                   shall be current within 30 days of the date of the report.
                   Each Access Person shall also provide a quarterly transactions report within ten days after the close of a quarter for each transaction during the quarter in a Covered Security in which the Access Person had any beneficial ownership and for each account the Access Person established which held any securities during the quarter for the benefit of the Access Person.

                   All such reports shall be in writing and submitted to the Firm's General Counsel. Each report shall state the title, number of shares and principal amount of each Covered Security in which the Access Person had any beneficial ownership, the broker/dealer or bank maintaining an account for the Access Person in which any securities were held for the benefit of the Access Person, and the date that the report is submitted by the Access Person. In addition to these reporting requirements, the quarterly transaction report must also state the date of the transaction, the interest rate and maturity date of the Covered Security (if applicable), the nature of the transaction (i.e., purchase, sale or other), the purchase or sale price, and the date the account was established.

         (b)  EXCEPTIONS TO REPORTING:

              (1) Access Persons need not file a quarterly transaction report if the information would duplicate information that the General Counsel received in a broker's confirmation or account statement.

              (2) A Disinterested Trustee of the Fund who would be required to make a report solely by being a Trustee, is not required to make a report unless Section (c) (1) of paragraph 9 applies.

         (c)  REPORTS - DISINTERESTED TRUSTEES:

              (1) A Disinterested Trustee shall provide a quarterly report to the Ethics Committee of any purchase or sale of any Covered Security in which such person has, or by virtue of such transaction acquires, any beneficial interest if at the time of the transaction the Disinterested Trustee Knew, or in the ordinary course of fulfilling his or her official duties as a trustee of the Fund should have known that, on the date of the transaction or within 15 days before or after the transaction purchase or sale of that class of security was made or considered for the Fund. The form of the report shall conform to the provisions of subsection (a)(2) above.

              (2) This subsection (c) shall not apply to (i) non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemptions or (ii) transactions in an account in which the Disinterested Trustee has no control or interest.

         (d)  REPORTS - ADVISORY BOARD MEMBERS:







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              (1)  An Advisory Board Member shall report to the Ethics
                   Committee any purchase or sale of any security in which such person has, or by virtue of such transaction acquires, any beneficial interest if at the time of the transaction the Advisory Board Member Knew, or in the ordinary course of fulfilling his or her duties as an Advisory Board Member of the Fund should have known that, on the date of the transaction or within 15 days before or after the transaction purchase or sale of that class of security was made or considered for the Fund. The form of the report shall conform to the provisions of subsection (a)(2) above.

              (2) This subsection (d) shall not apply to (i) non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemptions or (ii) transactions in an account in which the Advisory Board Member has no control or interest.

         (e)  REVIEW OF REPORTS:

              The General Counsel of the Firm or a designee of the General Counsel will review reports submitted by Access Persons. The General Counsel will maintain the names of the persons responsible for reviewing these reports. No person shall be permitted to review his own reports. Such reports shall be reviewed by a member of the Ethics Committee (or such person's designee).

         (f) Any report required to be filed shall not be construed as an admission by the person making such report that he/she has any direct or indirect Beneficial Ownership in the security to which the report relates.

10.      ETHICS COMMITTEE

         The Ethics Committee will take whatever action it deems necessary with respect to any officer or employee of the Firm or the Fund who violates any provision of this Code of Ethics, and will inform the Board of any investment company with respect to which such a violation occurs as to the nature of such violation and the action taken by the Committee. Any information received by the Ethics Committee relating to questionable practices or transactions by a Disinterested Trustee or an Advisory Board Member of the Fund, shall immediately be forwarded to the Audit Committee of the Fund for that Committee's consideration and such action as it, in its sole judgment, shall deem warranted. At least once a year, the Fund, the Adviser and DSC must provide a written report to the Board of Trustees that describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. The report will also certify to the Board that the Fund, Adviser and DSC each have adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The Report should also include significant conflicts of interest that arose involving the Fund and Adviser's personal investment policies, even if the conflicts have not resulted in a violation of the Code. For example, the Fund will report to the Board if a portfolio manager is a director of a company whose securities are held by the Fund.






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11.      RESEARCH REPORTS

         The fact that a security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the security is under consideration for purchase or sale. No Person shall be considered as knowing, nor be said to be in a position of knowing, that a security was under consideration for purchase or sale or that such security had been purchased or sold solely on the basis of receipt of a research report thereon.

12.      CODE REVISIONS

         Any material changes to the Code of the Firm will be approved by the Trustees within six months of such change.

13.      RECORDKEEPING REQUIREMENTS

         The Firm shall maintain records, at its principal place of business, of the following: a copy of each Code of Ethics in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a copy of each report made by Access Persons as required in this Code, including any information provided in place of the reports during the past five years after the end of the fiscal year in which the report is made or the information is provided; a copy of each trustee report made during the past five years; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; and, for at least five years after approval, a record of any decision and the reasons supporting that decision, to approve an investment personnel's purchase of an Initial Public Offering or a Limited Offering.

14.      CONDITION OF EMPLOYMENT OR SERVICE

         All Persons shall conduct themselves at all times in the best interests of the Fund. Compliance with the Code of Ethics shall be a condition of employment or continued affiliation with the Fund or the Firm and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Persons shall certify annually to the Ethics Committee that they have read and agree to comply in all respects with this Code of Ethics and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics.

March 16, 2001


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         I acknowledge that I have read the Driehaus Code of Ethics (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.



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